Sub-item 77H

Legg Mason Investment Trust ("Registrant")

Legg Mason Capital Management Opportunity Trust became a series of
Legg Mason Investment Trust by Notice of Effectiveness dated April
27, 2012 and accepted by the Securities and Exchange Commission on April 30, 2012, Accession No. 9999999995-12-001235.